                                                                    EXHIBIT 12.1

                        NMHG HOLDING CO. AND SUBSIDIARIES
                       STATEMENT RE: COMPUTATION OF RATIOS
                              (dollars in millions)


                                                                                                            Three Months
                                                                                                               Ended
                                                           Year Ended December 31,                            March 31,
                                           --------------------------------------------------------------------------------
                                             1997        1998        1999        2000        2001         2001        2002
                                           --------------------------------------------------------------------------------
Earnings (loss) as defined:
  Income (loss) from operations before
    taxes                                  $  52.6     $ 118.9     $  42.3     $  39.3     $ (66.8)     $  15.8     $   2.2
  Plus: fixed charges                         17.5        17.2        22.6        28.0        34.1          7.7         8.9
                                           --------------------------------------------------------------------------------
  Earnings (loss)                          $  70.1     $ 136.1     $  64.9     $  67.3     $ (32.7)     $  23.5     $  11.1
                                           ================================================================================

Fixed Charges as defined:
  Interest expense, including
    amortization of debt issue costs
                                           $  14.6     $  14.1     $  19.1     $  21.3     $  24.0      $   5.2     $   5.5
  Estimated interest factor on rental
    expense                                    2.9         3.1         3.5         6.7        10.1          2.5         3.4
                                           --------------------------------------------------------------------------------
  Fixed Charges                            $  17.5     $  17.2     $  22.6     $  28.0     $  34.1      $   7.7     $   8.9
                                           ================================================================================

Ratio of Earnings to Fixed Charges (1)
                                               4.0         7.9         2.9         2.4         ---          3.1         1.2
                                           ================================================================================


(1) The ratio of earnings to fixed charges is determined by dividing income
    (loss) before income taxes, minority interest and cumulative effect of accounting changes, adjusted for equity in earnings and distributions received from equity investees, interest expense, debt expense amortization, capitalized interest and the portion of rental expense deemed representative of an interest factor by the sum of interest expense, debt expense amortization, capitalized interest and the portion of rental expense deemed representative of an interest factor. For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by $66.8 million.